Exhibit.23m(2) Dealer Assistance Agreement

                          DOMINION CAPITAL CORPORATION

                           Dealer Assistance Agreement

     This Dealer Assistance Agreement (the "Agreement") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act") by Dominion Funds, Inc. (the "Company") on behalf of its Dominion Insight Growth Fund Series (the "Fund"), under a Distribution Plan (the "Plan") adopted pursuant to said Rule. This Agreement, being made between Dominion Capital Corporation ("Distributor"), solely as agent for the Fund, and the undersigned authorized dealer, defines the services to be provided by the authorized dealer for which it is to receive payments from the Fund pursuant to the Plan adopted by the Fund. The Plan and the Agreement have been approved by a majority of the directors of the Company, including a majority of the directors who are not interested persons of the Fund, and who have no direct or indirect financial interest in the operation of the Plan or related agreements (the "Non-interested Directors"), by votes cast in person at a meeting called for the purpose of voting on the Plan. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders. The Plan has also been approved by a vote of at least a majority of the Fund's outstanding securities, as defined in the 1940 Act.

     1. To the extent that you provide distribution assistance and administrative support services to customers who may, from time to time, directly or beneficially own shares of the Fund, including but not limited to, distributing sales literature, answering routine customer inquiries regarding the Fund, assisting customers in changing dividend options, account designation and addresses, and in enrolling into any of several special investment plans offered in connection with the purchase of the Fund's share, assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions, investing dividends and capital gains distributions automatically in shares and providing such other services as the Fund or the customer may reasonably request, we, solely as agent for the Fund, shall pay you a fee periodically or arrange for such fee to be paid to you.

     2. The fee paid with respect to the Fund will be calculated at the end of each month for each business day of the Fund during such month at the annual rate of twenty five one-hundredths of one percent (0.25%) of the average net asset value of the shares of the Fund purchased or acquired through exchange on or after the effective date of the Plan. Fees calculated in this manner shall be paid to you only if your firm is the dealer of record at the close of business on the last business day of the applicable payment period for the account in which such shares are held (the "Subject Shares").

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     3. The  total  of the fees  calculated  for the  Fund for any  period  with respect to which calculations are made shall be paid to you within 45 days after the close of such period.

     4. We reserve the right to withhold payment with respect to the Subject Shares purchased by you and redeemed or repurchased by the Fund or by us as Agent within seven (7) business days after the date of our confirmation of such purchase. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder.

     5. This Agreement does not require any broker-dealer to provide transfer agency and recordkeeping related services as nominee for its customers.

     6. You shall furnish us and the Fund with such information as shall reasonably be requested either by the directors of the Company or by us with respect to the fees paid to you pursuant to this Agreement.

     7. We shall furnish the directors of the Company, for their review on a quarterly basis, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

     8. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Fund except those contained in the then current Prospectus for the Fund and you shall have no authority to act as agent for the Fund or the Distributor.

     9. We may enter into other similar Dealer Assistance Agreements with any other person without your consent.

     10. This Agreement may be terminated at any time without payment of any penalty by the vote of a majority of the directors of the Company who are Non-interested Directors or by a vote of a majority of the Fund's outstanding shares, on sixty (60) days' written notice. It will be terminated by any act which terminates either the Fund's Distribution Agreement with us, the Selected Dealer Agreement between your firm and us or the Fund's Distribution Plan, and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act.

     11. The provisions of the Distribution Agreement between the Fund and us, insofar as they relate to the Plan, are incorporated herein by reference. This Agreement shall become effective upon execution and delivery hereof and shall continue in full force and

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effect as long as the  continuance  of the Plan and this related  Agreement  are approved at least annually by a vote of the directors, including a majority of the Non-interested Directors, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the address of Distributor as shown at the bottom of this Agreement. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

     12. This Agreement shall be construed in accordance with the laws of the State of Texas.

DOMINION CAPITAL CORPORATION            ACCEPTED:
14860 Montfort Drive
Dallas, Texas  75240
                                        ________________________________
                                             Dealer's Name

By:____________________________         ________________________________
                                             Address



                                        ________________________________
                                             City, State



                                        By:_____________________________

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